Exhibit 10.29

Confidential

Certain identified information marked with “[***]” has been omitted from this document because it is both (i) not material and (ii) the type that the registrant treats as private or confidential.

UNIT PURCHASE AGREEMENT

Dated as of May 1, 2020

i

ii

UNIT PURCHASE AGREEMENT

THIS UNIT PURCHASE AGREEMENT, dated as of May 1, 2020 (this “Agreement”), by and among Mondee Holdings, LLC, a Delaware limited liability company (the “Company”), and the investors listed on Exhibit A attached to this Agreement (each a “Buyer” and together the “Buyers”).

RECITALS

WHEREAS, each Buyer wishes to purchase from the Company and the Company wishes to issue and sell to each Buyer, the number of Class G units of the Company (the “Preferred Units”) and the number of Class C units of the Company (the “Common Units” and, together with the “Preferred Units,” the “Units”) set forth opposite each Buyer’s name on Exhibit A, on the terms and conditions set forth herein.

AGREEMENT

NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

PURCHASE AND SALE

Section 1.1Purchase and Sale of Units.  Upon the terms and subject to the conditions of this Agreement, at the Closing, the Company shall issue and sell to each Buyer, free and clear of all Encumbrances (other than Encumbrances set forth in the Operating Agreement, the Securityholders Agreement and the Registration Rights Agreement), and each Buyer, in reliance on the representations, warranties and covenants of the Company contained herein, shall purchase, the number of Preferred Units and Common Units set forth opposite each Buyer’s name on Exhibit A for the aggregate purchase price set forth opposite each Buyer’s name on Exhibit A.  Each Buyer shall deliver or cause to be delivered to the Company the aggregate purchase price set forth opposite such Buyer’s name on Exhibit A by wire transfer of immediately available funds (in United States dollars) to a bank account designated in writing by the Company to such Buyer.  The aggregate purchase price paid by the Buyers to the Company hereunder shall be used (a) to pay any fees or other amounts required to be paid under or incurred by the Company in connection with Amendment No. 2 to that certain Financing Agreement, dated as of December 23, 2019 (as amended, restated, supplemented or otherwise modified from time to time, the “Financing Agreement”), (b) to pay fees and expenses pursuant to Section 6.5, and (c) for working capital and other general limited liability company purposes in accordance with the Operating Agreement.  Each Common Unit shall be fully vested upon as of the Closing for purposes of the Operating Agreement.

Section 1.2Closing.  The sale and purchase of the Units is taking place at a closing (the “Closing”) being held on the date hereof (the “Closing Date”) by means of electronic exchange of executed documents simultaneously with the execution of this Agreement.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the corresponding sections or subsections of the Disclosure Schedules attached hereto (collectively, the “Disclosure Schedules”) (each of which shall qualify only the specifically identified Sections or subsections hereof to which such Disclosure Schedule relates and shall not qualify any other provision of this Agreement or any Ancillary Agreement), the Company hereby represents and warrants to each of the Buyers as follows:

Section 2.1Organization and Qualification.  Each of the Company and its Subsidiaries is (i) a corporation or limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, and has full power and authority to own, lease and operate its properties and assets and to carry on its business as now conducted and as currently proposed to be conducted and (ii) duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties and assets occupied, owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for any such failures to be so qualified or licensed and in good standing that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.  Neither the Company nor any of its Subsidiaries is in violation in any material respect of any of the provisions of its certificate of incorporation, bylaws or equivalent organizational documents.

Section 2.2Authority.  The Company has full limited liability company power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by the Company of this Agreement and each of the Ancillary Agreements to which it will be a party and the consummation by the Company of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary limited liability company action.  This Agreement has been, and upon their execution each of the Ancillary Agreements to which the Company will be a party will have been, duly executed and delivered by the Company and, assuming due execution and delivery by each of the other parties hereto and thereto, this Agreement constitutes, and upon their execution each of the Ancillary Agreements to which the Company will be a party will constitute, the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

Section 2.3No Conflict; Required Filings and Consents.

(a)The execution, delivery and performance by the Company of this Agreement and each of the Ancillary Agreements to which the Company will be a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not:

(i)conflict with or violate the certificate of incorporation or bylaws or equivalent organizational documents of the Company or any of its Subsidiaries;

(ii)conflict with or violate any Law applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected; or

(iii)result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, require any consent of or notice to any Person pursuant to, give to others any right of termination, amendment, modification, acceleration or cancellation of, allow the imposition of any fees or penalties, require the offering or making of any payment or redemption, give rise to any increased, guaranteed, accelerated or additional rights or entitlements of any Person or otherwise adversely affect any rights of the Company or any of its Subsidiaries under, or result in the creation of any Encumbrance on any property, asset or right of the Company or any of its Subsidiaries pursuant to, any material note, bond, mortgage, indenture, agreement, lease, license, permit, franchise, instrument, obligation or other material Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties, assets or rights are bound or affected.

(b)Neither the Company nor any of its Subsidiaries is required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by the Company of this Agreement and each of the Ancillary Agreements to which the Company will be a party or the consummation of the transactions contemplated hereby or thereby.

Section 2.4Title to Units.   The Units, when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be duly authorized, validly issued, fully paid and nonassessable and free and clear of any Encumbrances other than any restrictions on transfer under the Operating Agreement, the Securityholders Agreement or the Registration Rights Agreement, applicable state and federal securities laws, or any Encumbrances created by a Buyer with respect to the Units acquired by that Buyer hereunder.  Assuming the accuracy of the representations of Buyers in Article III of this Agreement, the Units will be issued in compliance with all applicable federal and state securities laws.

Section 2.5Capitalization.  Schedule 2.5 of the Disclosure Schedules sets forth, for the Company and each Subsidiary of the Company, the amount of its authorized capital stock or other equity or ownership interests, the amount of its outstanding capital stock or other equity or ownership interests, and the record and beneficial owners of its outstanding capital stock or other equity or ownership interests. Except for the Units and except as set forth in Schedule 2.5 of the Disclosure Schedules, neither the Company nor any of its Subsidiaries has issued or agreed to issue any: (a) share of capital stock or other equity or ownership interest; (b) option, warrant or interest convertible into or exchangeable or exercisable for the purchase of shares of capital stock or other equity or ownership interests; (c) stock appreciation right, phantom stock, interest in the ownership or earnings of the Company or any of its Subsidiaries or other equity equivalent or equity-based award or right; or (d) bond, debenture or other indebtedness having the right to vote or convertible or exchangeable for securities having the right to vote.  Each outstanding share of capital stock or other equity or ownership interest of the Company and each of its Subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and in the case of its Subsidiaries, each such share or other equity or ownership interest is owned by the Company or another Subsidiary, free and clear of any Encumbrance.  All of the aforesaid shares or other equity or ownership interests have been offered, sold and delivered by the Company or a Subsidiary in compliance with all applicable federal and state securities laws.  Except as set forth in Schedule 2.5 of the Disclosure Schedules and the Operating Agreement and except for rights granted to Buyers under this Agreement, there are no outstanding obligations of the Company or any of its Subsidiaries to issue, sell or transfer or repurchase, redeem or otherwise acquire, or that relate to the holding, voting or disposition of or that restrict the transfer of, the issued or unissued capital stock or other equity or ownership interests of the Company or any of its Subsidiaries.  No shares of capital stock or other equity or ownership interests of the Company or any of its Subsidiaries have been issued in violation of any rights, agreements, arrangements or commitments under any provision of applicable Law, the certificate of incorporation or bylaws or equivalent organizational documents of the Company or any of its Subsidiaries or any Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound.

Section 2.6Equity Interests.

(a)Except for the Subsidiaries listed in Schedule 2.5 of the Disclosure Schedules, neither the Company nor any of its Subsidiaries directly or indirectly owns any equity, partnership, membership or similar interest in, or any interest convertible into, exercisable for the purchase of or exchangeable for any such equity, partnership, membership or similar interest, or is under any current or prospective obligation to form or participate in, provide funds to, make any loan, capital contribution or other investment in or assume any liability or obligation of, any Person.

(b)The Company has no assets other than all of the issued and outstanding shares of stock of Mondee Holdings II, Inc., and Mondee Holdings II, Inc. has no assets other than all of the issued and outstanding shares of stock of Mondee, Inc. Neither the Company nor Mondee Holdings II, Inc. has any liability or obligation of any nature, other than any liabilities or obligations under the Operating Agreement, the Securityholders Agreement or the Registration Rights Agreement.

Section 2.7Financial Statements; No Undisclosed Liabilities.

(a)True and complete copies of (x) the unaudited consolidated balance sheet of Mondee Inc. and its Subsidiaries and the related unaudited consolidated statements of operations and comprehensive income (loss), stockholder’s equity and cash flows of Mondee Inc. and its Subsidiaries for the fiscal year ended December 31, 2019, together with all related notes and schedules thereto, accompanied by the reports thereon prepared by Mondee Inc.’s independent auditors (collectively referred to as the “Financial Statements”) and (y) the unaudited consolidated balance sheet of Mondee Inc. and its Subsidiaries as of February 29, 2020, and the related consolidated statements of operations and comprehensive income (loss), stockholder’s equity and cash flows of Mondee Inc. and its Subsidiaries for the two (2) month period then ended, together with all related notes and schedules thereto (collectively referred to as the “Interim Financial Statements”), are attached hereto as Schedule 2.7(a) of the Disclosure Schedules.  Each of the Financial Statements and the Interim Financial Statements (i) is correct and complete in all material respects and has been prepared in accordance with the books and records of Mondee Inc. and its Subsidiaries, (ii) has been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be expressly indicated in the notes thereto) and (iii) fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of Mondee Inc. and its Subsidiaries (taken as a whole) as of the respective dates thereof and for the respective periods indicated therein, except as otherwise expressly noted therein and subject, in the case of the Interim Financial Statements, to any normal and recurring year-end adjustments that will not, individually or in the aggregate, be material to Mondee Inc. and its Subsidiaries, taken as a whole.

(b)The Company and its Subsidiaries have maintained a consistent system of internal accounting controls and procedures during the periods covered by the Financial Statements and through the date of this Agreement.  Neither the Company or any of its Subsidiaries (including its personnel who have had a role in the preparation of financial statements or the internal accounting controls utilized by the Company and its Subsidiaries) nor any of the Company’s independent accountants has identified or been made aware of any deficiency or weakness in the system of internal accounting controls utilized by the Company and/or any of its Subsidiaries which, individually or in the aggregate, is, or would be reasonably expected to be, material to the Company and its Subsidiaries, taken as whole.

Section 2.8Absence of Certain Changes or Events.  Except as set forth in Schedule 2.8 of the Disclosure Schedules, since December 31, 2019: (a) the Company and its Subsidiaries have conducted their businesses only in the ordinary course consistent with past practice; (b) there has not been any Material Adverse Effect; and (c) neither the Company nor any of its Subsidiaries has suffered any loss, damage, destruction or other casualty affecting any of its material properties or assets, whether or not covered by insurance.

Section 2.9Compliance with Law; Permits.  To the Knowledge of the Company:

(a)Each of the Company and its Subsidiaries is and has been in compliance in all material respects with all Laws applicable to it.  None of the Company, any of its Subsidiaries or any of its or their executive officers has received during the past five years, nor is there any basis for, any notice, order, complaint or other communication from any Governmental Authority or any other Person alleging that the Company or any of its Subsidiaries has violated any Law applicable to it, except for any violation that is not material to the Company and its Subsidiaries, taken as a whole.

(b)Each of the Company and its Subsidiaries is in possession of all material permits, licenses, franchises, approvals, certificates, consents, waivers, concessions, exemptions, orders, registrations, notices or other authorizations of any Governmental Authority necessary for each of the Company and its Subsidiaries to own, lease and operate its properties and to carry on its business in all material respects as currently conducted (the “Permits”).  Each of the Company and its Subsidiaries is and has been in compliance in all material respects with all such Permits.  No suspension, cancellation, modification, revocation or nonrenewal of any Permit is pending or threatened.  The Company and its Subsidiaries will continue to have the use and benefit of all Permits following consummation of the transactions contemplated hereby.

Section 2.10Litigation.  Except as set forth in Schedule 2.10 of the Disclosure Schedule, there is no Action pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, involving any material property or asset of the Company or any of its Subsidiaries, or against any of the officers of the Company or any of its Subsidiaries in regards to their actions as such, and there is not any basis for any such Action.  There is no Action pending or, to the Knowledge of the Company, threatened by any Person seeking to prevent, hinder, modify, delay or challenge the transactions contemplated by this Agreement or the Ancillary Agreements.  There is no outstanding order, writ, judgment, injunction, decree, determination or investigation, pending or, to the Knowledge of the Company, threatened by, any Governmental Authority relating to the Company, any of its Subsidiaries, any of their respective properties or assets, any of their respective officers or directors, or the transactions contemplated by this Agreement or the Ancillary Agreements.  There is no Action by the Company or any of its Subsidiaries pending, or which the Company or any of its Subsidiaries has commenced preparations to initiate, against any other Person.

Section 2.11Labor and Employment Matters. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries is a party to any Contract or collective bargaining agreement with any labor organization.  To the Knowledge of the Company, no organization or representation question, labor dispute or unfair labor practice or complaint is pending or has been threatened against the Company or any of its Subsidiaries in the past five years.

Section 2.12Intellectual Property.  To the Knowledge of the Company:

(a)Except as set forth on Schedule 2.12(a) of the Disclosure Schedules, there are no pending or threatened, interference, reissue, reexamination, opposition, cancellation, derivation or post-grant proceedings involving the Company Intellectual Property. All of the Company Intellectual Property which is registered is subsisting, valid and enforceable.

(b)The Company or its Subsidiaries exclusively own all right, title and interest in and to the Company Intellectual Property, free and clear of all Encumbrances, other than Permitted Encumbrances.  The Company or its Subsidiaries own, or have valid and enforceable licenses to use all material Intellectual Property used in, or necessary for, the conduct of the Company’s and its Subsidiaries’ businesses (including the development and exploitation of products or services currently under active development).

(c)Each of the Company and its Subsidiaries has taken all commercially reasonable steps to protect their respective rights in the Company Intellectual Property and maintain the confidentiality of all information that constitutes or constituted a Trade Secret of the Company or any of its Subsidiaries. All current and former employees, consultants and contractors of the Company or any of its Subsidiaries have executed and delivered proprietary information, confidentiality and assignment agreements, which agreements are valid and enforceable and effectively assign to the Company or its Subsidiaries all right, title and interest in and to any Intellectual Property conceived or developed by such employees, consultants and contractors in the course of their employment with or performance of services for the Company or its Subsidiaries, as applicable.

(d)Except as set forth on Schedule 2.12(d) of the Disclosure Schedules, (i) neither the Company Intellectual Property, nor the conduct of the Company’s and its Subsidiaries’ businesses, nor the development, manufacture, sale, distribution or other commercial exploitation of the products or services of the Company or its Subsidiaries (including products or services currently under active development), have infringed upon, misappropriated, diluted or otherwise violated, and do not infringe upon, misappropriate, dilute, or otherwise violate in any material respect any Intellectual Property of any third party; (ii) neither the Company nor any of its Subsidiaries have received any notice or claim (including an invitation to take a license) within the three-year period prior to the date hereof asserting, suggesting or alleging that any such infringement, misappropriation, dilution or violation is or may be occurring or has or may have occurred; and (iii) there is no legal proceeding pending against the Company or any of its Subsidiaries in which the Company or any of its Subsidiaries are alleged to have infringed, misappropriated, diluted or otherwise violated any Intellectual Property of any third party.  No third party is misappropriating, infringing, diluting or otherwise violating any Company Intellectual Property.

(e)The Company and its Subsidiaries maintain commercially reasonable safeguards and take commercially reasonable steps (i) to protect the operation, confidentiality, integrity and security of the computer and information technology systems (including Software), servers and other hardware, databases, data communication lines, network and telecommunications equipment, and all other information technology equipment owned or operated by the Company or its Subsidiaries (the “IT Systems”) and the information and transactions stored or contained therein or transmitted thereby (including all personal information) and (ii) to prevent unauthorized or improper use, loss, access, transmittal, modification or corruption of such information and data, and there has been no unauthorized or improper use, loss, access, transmittal, modification or corruption of any such information or data in the two-year period prior to the date hereof which would trigger any notice or other legal obligations of the Company or its Subsidiaries under applicable Privacy Laws (as defined below). In the two-year period prior to the date hereof, there have been no material failures, crashes, viruses, security breaches, or other material adverse events affecting the IT Systems which have caused material disruption to the operations of the Company or its Subsidiaries.

(f)The Company and its Subsidiaries take commercially reasonable steps to prevent the introduction into any Software owned by the Company or its subsidiaries, and such Software does not contain, any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” (as such terms are commonly understood in the software industry) or any other code designed or intended to have any of the following functions: disrupting or disabling the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed.

(g)Neither the Company nor any of its Subsidiaries has disclosed, delivered or licensed to any third party (including any escrow agent) any source code for Software included in the Company Intellectual Property or the products of the Company or its Subsidiaries (or agreed to do any of the foregoing), except for disclosures to employees, contractors or consultants under written agreements that prohibit use or disclosure of such source code other than in the performance of services to the Company or its Subsidiaries.

(h)The Company has not distributed to a third party any Open Source Software licensed under a Copyleft License together with or combined with any proprietary Software included in the Company Intellectual Property. The Company does not use any Open Source

Software that is licensed under the GNU Affero General Public License.  All use and distribution of any Open Source Software by the Company or its Subsidiaries is in compliance in all material respects with all licenses applicable thereto, including all applicable copyright notice and attribution requirements.

(i)The privacy practices of the Company and each of its Subsidiaries conform to their respective privacy policies, and each such privacy policy complies in all material respects with all applicable federal, state, and international Laws (including Regulation (EU) 2016/679 of the European Parliament and Council of 27 April 2016 (General Data Protection Regulation), the Computer Fraud and Abuse Act (and all state and foreign Laws similar thereto), the Children’s Online Privacy Protection Act and California Civil Code section 1798.81.5) relating to privacy or data security (collectively, “Privacy Laws”). No written claims have been asserted and no claims are threatened against the Company or any of its Subsidiaries by any Person alleging a violation of any Privacy Laws by the Company or any of its Subsidiaries.

Section 2.13Taxes. To the Knowledge of the Company:

(a)Each of the Company and each of its Subsidiaries has timely filed with the appropriate Governmental Authority all income and other material Tax Returns required to have been filed by or on behalf of it, and all such Tax Returns are true, correct and complete in all material respects.

(b)Each of the Company and each of its Subsidiaries has paid or caused to be paid all income and other material Taxes required to be paid by it (whether or not shown to be payable on any Tax Returns).  The Taxes accrued as of February 29, 2020 do not exceed the accruals for current Taxes set forth on the face of the balance sheet included in the Interim Financial Statements, and no Taxes have been incurred since such date other than in the ordinary course of business of the Company and its Subsidiaries consistent with amounts previously paid with respect to such Taxes for similar periods in prior years, adjusted for changes in ordinary course operating results. The Company and its Subsidiaries have complied in all material respects with all applicable Laws pertaining to the withholding of Taxes and the remittance of withheld Taxes, information reporting and record retention and transfer pricing.

(c)Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes, or is currently the beneficiary of any extension of time within which to file a Tax Return.

(d)Neither the Company nor any of its Subsidiaries (i) has ever been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code, or a member of a combined, consolidated, unitary or other group for state, local or foreign Tax purposes (other than, in respect of the Company’s Subsidiaries, any such group in which Mondee Holdings II, Inc. is the common parent) or (ii) is a party to or bound by any Tax indemnity, Tax sharing, Tax allocation or similar agreement or any other agreement under which it could have liability for any other Person’s Taxes, or any agreement with any Governmental Authority in respect of Taxes. Neither the Company nor any of its Subsidiaries has any liability for Taxes of any other Person (including any predecessor) by operation of Law, Contract or otherwise.

(e)There has not been any Action relating to Taxes of the Company or any of its Subsidiaries, and no such Action has been proposed or threatened.  All deficiencies asserted or assessments made or proposed against the Company or any of its Subsidiaries with respect to Taxes have been paid in full.  No Tax rulings have been applied for or received by the Company or any of its Subsidiaries.  There are no liens for Taxes on any asset of the Company or any of its Subsidiaries, other than statutory liens for current Taxes not yet delinquent.

(f)Neither the Company nor any Subsidiary has agreed to or will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of: (i) any change in method of accounting for Tax purposes for a Tax period (or portion thereof) ending on or prior to the Closing Date; (ii) any prepaid amount or deferred revenue received on or prior to the Closing Date, (iii) any election made prior to the Closing (including an election under Section 108(i) of the Code); (iv) sections 956 or 965 of the Code, (v) any installment sale or open transaction made, or any other transaction or event that occurred, on or prior to the Closing Date, or (v) any “deferred intercompany transaction” or “excess loss accounts” within the meaning of section 1502 of the Code and the Treasury Regulations issued thereunder (or any similar provision of state, local or foreign Law). Neither the Company nor any of its Subsidiaries has engaged in any transaction that would constitute a “reportable transaction” within the meaning of Section 6111 of the Code (or any similar provision of state, foreign or local Tax Law).

(g)Neither the Company nor any of its Subsidiaries (i) is currently a United States real property holding corporation, as defined in Section 897(c)(2) of the Code, or (ii) has been during the two-year period ending on the date of this Agreement, a “distributing corporation” or a “controlled corporation” in connection with a distribution described or intended to be described in Section 355 of the Code.

(h)The Company has been at all times since its formation, and will at the Closing be, a partnership for U.S. federal and applicable state income Tax purposes, and no Person has made any filings with any Governmental Authority, including a Form 8832 with the IRS, or taken any other action inconsistent with such status.

(i)The Company has not elected to apply the rules set forth in the BBA to Tax periods beginning prior to December 31, 2017.

(j)No claim has been made by any Governmental Authority to the effect that the Company or any of its Subsidiaries did not file a Tax Return that it was required to file or pay a type of Tax that it was required to pay.  Neither the Company nor any of its Subsidiaries is or was subject to Tax or required to file a Tax Return in a jurisdiction outside of the jurisdiction in which it is organized, or is currently or has been a party to or the beneficiary of any Tax exemption, Tax holiday or other Tax reduction Contract or order.  No non-U.S. Subsidiary of the Company is or has ever been a “passive investment company” or a “surrogate foreign corporation”, as such terms are defined in the Code.

Notwithstanding anything to the contrary in this Agreement, where the context permits, each reference to the Company or any of its Subsidiaries shall include a reference any other Person for whose Taxes the Company or any of its Subsidiaries is or could be held liable under Law.

Section 2.14Material Contracts. Schedule 2.14 of the Disclosure Schedules lists all Contracts that are material to the Company or any of its Subsidiaries or any of their respective businesses (other than any Contract with a Material Partner) (each, a “Material Contract”), including, for the avoidance of doubt, any Contract relating to any acquisition (whether by merger, consolidation, acquisition of equity interests or assets or otherwise) of any Person or business or product line of any Person made by the Company or any of its Subsidiaries that contains representations, warranties, covenants, indemnities or other obligations of the Company or any of its Subsidiaries that are still in effect (including any outstanding “earn-outs”, holdbacks or similar contingent and/or deferred payments by or to the Company or any of its Subsidiaries).  To the Knowledge of the Company, each Material Contract is valid, binding and enforceable, and is in full force and effect, and no party thereto is in default (with or without notice or lapse of time or both).

Section 2.15Related Party Interests and Transactions. Schedule 2.15 of the Disclosure Schedules sets forth a true and complete list of all Contracts between Mondee Group, LLC (“Mondee Group”), any of Mondee Group’s Related Parties, on the one hand, and the Company, any of its Subsidiaries or any Affiliate of the Company or any of its Subsidiaries, on the other hand. Except as set forth in Schedule 2.15 of the Disclosure Schedules, there is no Contract between Mondee Group, any of Mondee Group’s Related Parties, on the one hand, and the Company, any of its Subsidiaries or any Affiliate of the Company or any of its Subsidiaries, on the other hand, nor any advances or other amounts owing to or from the Company or any of its Subsidiaries by or to any Related Party of Mondee Group.  Except as set forth in Schedule 2.15 of the Disclosure Schedules, no Related Party of Mondee Group (a) owns or has owned any interest in any property, assets or rights used in the business of the Company or any of its Subsidiaries, (b) is or has been involved in any business dealings or transactions with the Company or any of its Subsidiaries or (c) is or has been employed by the Company or any of its Subsidiaries.

Section 2.16Material Partners.

(a)Schedule 2.16(a) of the Disclosure Schedules sets forth a true and complete list of the names of each Material Partner.

(b)Neither the Company nor any of its Subsidiaries has received any notice or has any reason to believe that any Material Partner is contemplating any adverse change in, or termination of relations with, the Company or any of its Subsidiaries. To the Knowledge of the Company, there has not been any adverse change in, or termination of, relations with any Material Partner as a result of the transactions contemplated by this Agreement and the Ancillary Agreements.

Section 2.17Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF BUYERS

Each Buyer hereby represents and warrants to the Company, severally and not jointly, as follows:

Section 3.1Authority.  Such Buyer has full power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by such Buyer of this Agreement and each of the Ancillary Agreements to which it will be a party and the consummation by such Buyer of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary limited liability company action. This Agreement has been, and upon their execution each of the Ancillary Agreements to which such Buyer will be a party will have been, duly executed and delivered by such Buyer and, assuming due execution and delivery by each of the other parties hereto and thereto, this Agreement constitutes, and upon their execution each of the Ancillary Agreements to which such Buyer will be a party will constitute, the legal, valid and binding obligations of such Buyer, enforceable against such Buyer in accordance with their respective terms except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

Section 3.2No Conflict; Required Filings and Consents.

(a)The execution, delivery and performance by such Buyer of this Agreement and each of the Ancillary Agreements to which such Buyer will be a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not:

(i)conflict with or violate the organizational documents of such Buyer, if applicable;

(ii)conflict with or violate any Law applicable to such Buyer; or

(iii)result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under or require any consent of any Person pursuant to, any note, bond, mortgage, indenture, agreement, lease, license, permit, franchise, instrument, obligation or other Contract to which such Buyer is a party, except for (a) any such conflicts, violations, breaches, defaults or other occurrences that do not, individually or in the aggregate, materially impair the ability of such Buyer to consummate, or prevent or materially delay, any of the transactions contemplated by this Agreement or the Ancillary Agreements or would reasonably be expected to do so, and (b) any consents contemplated herein.

(b)Such Buyer is not required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by such Buyer of this Agreement and each of the Ancillary Agreements to which it will be party or the consummation of the transactions contemplated hereby or thereby

Section 3.3Investment Intent.  Such Buyer is an “accredited investor” as defined in Regulation D promulgated by the SEC under the Securities Act. Such Buyer acknowledges that it is informed as to the risks of the transactions contemplated by this Agreement and of its ownership of the Units, and further acknowledges that the Units have not been registered under the U.S. federal securities Laws or under any state or non-U.S. securities Laws, and that the Units may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transaction is pursuant to the terms of an effective registration statement under the Securities Act and are registered under any applicable state or foreign securities Laws or pursuant to an exemption from registration thereunder. Such Buyer is acquiring the Units for its own account, for investment purposes only and not with a view toward, or for sale in connection with, any distribution thereof, nor with any present intention of distributions or selling the Units, in violation of the federal securities Laws or any applicable non-U.S. or state securities Law.

Section 3.4No Public Market. Such Buyer understands that no public market now exists for the Units, and that the Company has made no assurances that a public market will ever exist for the Units.

Section 3.5No General Solicitation.  Neither such Buyer, nor any of its officers, directors, employees, agents, stockholders or partners has either directly or indirectly, including, through a broker or finder (a) engaged in any general solicitation, or (b) published any advertisement in connection with the offer and sale of the Units.

Section 3.6Legends.  Such Buyer understands that the Units and any securities issued in respect of or exchange for the Units, may be notated with one or all of the following legends:

“THE UNITS REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH TRANSFER MAY BE EFFECTED WITHOUT EFFECTIVE REGISTRATION UNDER THE SECURITIES ACT OF 1933 OR AN OPINION OF COUNSEL IN A FORM REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.”

(a)Any legend set forth in, or required by, the Operating Agreement, the Securityholders Agreement or the Registration Rights Agreement.

(b)Any legend required by the securities laws of any state to the extent such laws are applicable to the Units represented by the certificate, instrument, or book entry so legended.

Section 3.7Residence. If such Buyer is an individual, then such Buyer resides in the state or province in which the address of such Buyer set forth on Exhibit A is located; if such Buyer is a partnership, corporation, limited liability company or other entity, then such Buyer’s principal place of business is the office of such Buyer set forth on Exhibit A.

Section 3.8Brokers.  No broker, finder or agent will have any claim against the Company for any fees or commissions in connection with the transactions contemplated by this Agreement based on arrangements made by or on behalf of such Buyer.

ARTICLE IV

CONDITIONS TO CLOSING

Section 4.1Conditions to Buyers’ Obligations at Closing.  The obligations of each Buyer to purchase Units at the Closing are subject to the fulfillment, at or before the Closing, of each of the following conditions, unless otherwise waived:

(a)Operating Agreement.  The Company and Mondee Group shall have executed and delivered the Operating Agreement, which shall be in full force and effect.

(b)Securityholders Agreement. The Company and Mondee Group shall have executed and delivered the Securityholders Agreement, which shall be in full force and effect.

(c)Consent of Fly OCP.  The managing member of Fly OCP LLC (“Fly OCP”) shall have executed and delivered a consent approving the transactions contemplated herein to the extent required under the Operating Agreement and the Seller Support Agreement, dated as of September 25, 2019, among Fly OCP, Mondee Group and the other parties named therein (as amended on the date hereof, the “Seller Support Agreement”).

(d)Consent of Lenders. The consent of the Lenders (as defined in the Waiver and Consent to Financing Agreement, dated as of April 1, 2020, among the Company, TCW Asset Management Company LLC and the other parties named therein (the “TCW Waiver”)) to the Interest Consent (as defined in the TCW Waiver) and Amortization Waiver (as defined in the TCW Waiver) shall have been duly and validly executed by the parties thereto, delivered to Buyers, and be in full force and effect on the date hereof.

(e)Consent of MS Parties. The MS Parties (as defined in the Operating Agreement) shall have executed and delivered a consent to the Operating Agreement.

(f)Proceedings and Documents.  The Company shall have delivered duly and validly executed consents executed by the board of managers of the Company, in accordance with the Operating Agreement, approving this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby.

Section 4.2Conditions to the Company’s Obligations at Closing.  The obligations of the Company to sell the Units to Buyers at the Closing are subject to the fulfillment, on or before the Closing, of each of the following conditions, unless otherwise waived:

(a)Operating Agreement.  The Company and Mondee Group shall have executed and delivered the Operating Agreement, which shall be in full force and effect.

(b)Securityholders Agreement. The Company and Mondee Group shall have executed and delivered the Securityholders Agreement, which shall be in full force and effect.

(c)Consent of Fly OCP.  The managing member of Fly OCP shall have executed and delivered a consent approving the transactions contemplated herein to the extent required under the Operating Agreement and the Seller Support Agreement.

(d)Consent of Lenders.  The consent of the Lenders to the Interest Consent (as defined in the TCW Waiver) and Amortization Waiver (as defined in the TCW Waiver) shall be in full force and effect.

(e)Consent of MS Parties. The MS Parties shall have executed and delivered a consent to the Operating Agreement.

Section 4.3Waiver of Conditions.  Each condition to Closing set forth in Section 4.1 or Section 4.2 will be deemed to have been satisfied or waived in full from and after the Closing.

ARTICLE V

COVENANTS

Section 5.1Confidentiality.  Each of the parties shall, and shall cause its Affiliates and Representatives to, keep confidential, disclose only to its Affiliates or Representatives and use only in connection with the transactions contemplated by this Agreement all information and data obtained by them from any other party or its Affiliates or Representatives relating to such other party or its Affiliates or the transactions contemplated hereby (other than information or data that is or becomes available to the public other than as a result of a breach of this Section, the “Confidential Information”); provided, however, that a party may disclose Confidential Information (a) to its investors and prospective investors and to any prospective purchaser of any Units or beneficial ownership interest therein, in each case who are subject to confidentiality restrictions covering such Confidential Information at least as restrictive as those set forth in this Section 5.1; (b) in connection with any effort to enforce this Agreement; or (c) as may otherwise be required by Law.

Section 5.2Public Announcements.  The parties shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement, the Ancillary Agreements or the transaction contemplated hereby or thereby, and no party shall issue any press release or make any public statement prior to obtaining the other parties’ written approval, which approval shall not be unreasonably withheld, except that no such approval shall be necessary to the extent disclosure may be required by applicable Law, in which case the party required to make the release or announcement shall use commercially reasonable efforts to allow the other parties reasonable time to comment on such release or disclosure in advance of such issuance; it being understood that the final form and content of any such release or announcement, to the extent so required, shall be at the final discretion of the disclosing party.

Section 5.3Further Assurances.  From time to time after the Closing, and for no further consideration, each of the parties shall, and shall cause its Affiliates to, execute, acknowledge and deliver such assignments, transfers, consents, assumptions and other documents and instruments and take such other actions as may be necessary or desirable to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements.

Section 5.4Tax Treatment.  Buyers and the Company agree to treat the transactions contemplated by this Agreement (including, for the avoidance of doubt, the issuance of the Units to Buyers) as not giving rise to taxable income to Buyers for U.S. federal (and applicable state and local) income Tax purposes, unless otherwise required by a final “determination” within the meaning of Section 1313(a) of the Code.

ARTICLE VI

GENERAL PROVISIONS

Section 6.1Survival; Remedies Not Affected by Investigation, Disclosure or Knowledge.  All of the representations, warranties, covenants and agreements set forth in this Agreement or any Ancillary Agreement shall survive the Closing and the consummation of the transactions contemplated hereby (regardless of any investigation by or on behalf of the damaged party or the knowledge of any party) and shall continue in full force and effect for a period of 12 months.  Each Buyer expressly reserves the right to seek any remedy for any and all losses, damages, liabilities, deficiencies, claims, diminution of value, interest, awards, judgments, Taxes, penalties, costs and expenses incurred by such Buyer (including attorneys’ fees, costs and other out-of-pocket expenses) (hereinafter collectively, “Losses”) arising out of or relating to any breach of any representation, warranty or covenant contained herein by the Company. Notwithstanding anything to the contrary contained in this Agreement, the Company shall not be liable to any Buyer for any Losses arising out of or relating to any breach of any representation, warranty or covenant contained herein by the Company in excess of the aggregate purchase price set forth opposite such Buyer’s name on Exhibit A; provided, however, nothing to the contrary herein shall limit any Buyer’s rights or remedies in the event of fraud, intentional misrepresentation or intentional breach.

Section 6.2Fees and Expenses.  Except as otherwise provided herein, all fees and expenses incurred in connection with or related to this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not such transactions are consummated.  Notwithstanding the foregoing, at the Closing, the Company shall pay the reasonable fees and expenses of Harrell Levine P.C., the counsel for Mondee Group, in an amount not to exceed [***].

Section 6.3Amendment and Modification.  This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each party hereto.

Section 6.4Waiver.  Except to the extent set forth herein, no failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power.  Except to the extent set forth herein, any agreement on the part of any party hereto to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party.  Notwithstanding anything to the contrary, no waiver will be deemed to be effective or limit any party’s rights or remedies in the event of fraud.

Section 6.5Interpretation.  When a reference is made in this Agreement to a Section, Article or Schedule such reference shall be to a Section, Article or Schedule of this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement or in any Schedule are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  All words used in this Agreement will be construed to be of such gender or number as the circumstances require.  Any capitalized terms used in any Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. All Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein.  The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to the Agreement as a whole and not to any particular provision in this Agreement.  The term “or” is not exclusive.  The word “will” shall be construed to have the same meaning and effect as the word “shall.” References to days mean calendar days unless otherwise specified.

Section 6.6Notices.  All notices and other communications given or delivered hereunder shall be in writing and shall be deemed to have been given or made when (a) delivered personally to the recipient, (b) emailed to the recipient (with hard copy sent to the recipient by reputable overnight courier service (charges prepaid) that same day) if emailed before 5:00 p.m. California time on a business day, and otherwise on the next business day, or (c) one business day after being sent to the recipient by reputable overnight courier service (charges prepaid). Such notices, demands, and other communications shall be sent to the address for such recipient set forth in the Company’s books and records, or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party. Any notice to the Company shall be deemed given if addressed to the board of the Company and delivered to the principal office of the Company designated in the Operating Agreement.

Section 6.7Governing Law.  This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Delaware (including in respect of the statute of limitations or other limitations period applicable to any such dispute or controversy), without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware.

Section 6.8Submission to Jurisdiction.  Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any party or its successors or assigns against the other party shall be brought and determined in the Court of Chancery of the State of Delaware, provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any such legal action or proceeding may be brought in any federal court located in the State of Delaware or any other Delaware state court, and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby.  Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein.  Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient.  Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 6.9Waiver of Jury Trial.  EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 6.10Entire Agreement.  This Agreement and the Ancillary Agreements, in each case, together with the schedules, exhibits and annexes attached thereto, as applicable, constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings between the parties with respect to the subject matter hereof and thereof.  Notwithstanding any oral agreement or course of conduct of the parties or their Representatives to the contrary, no party to this Agreement shall be under any legal obligation to enter into or complete the transactions contemplated hereby unless and until this Agreement shall have been executed and delivered by each of the parties.

Section 6.11No Recourse. All litigation (whether in contract or in tort, in law or in equity) that may be based upon this Agreement, or the negotiation, execution or performance of this Agreement (including any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), may be made only against the Persons that are expressly identified as parties hereto and thereto. No non-party shall have any liability (whether in contract or in tort, in law or in equity, or based upon any theory that seeks to impose liability of an entity party against its owners or Affiliates) for any litigation or liability based upon this Agreement or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance or breach.  Notwithstanding anything to the contrary, nothing will limit or impair the Company’s or any Buyer’s rights or ability to make any claims or recover or receive any remedy from any Person in the event of fraud.

Section 6.12Third-Party Beneficiaries.  Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement.

Section 6.13Assignment; Successors.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party without the prior written consent of the other parties hereto, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors (including heirs) and assigns.

Section 6.14Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

Section 6.15Counterparts.  This Agreement may be executed in counterparts (including facsimile and electronic transmission counterparts), all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

Section 6.16Facsimile or .pdf Signature.  This Agreement may be executed by facsimile or .pdf signature and a facsimile or .pdf signature shall constitute an original for all purposes.

Section 6.17No Presumption Against Drafting Party.  Each party acknowledges that each party to this Agreement has been represented by legal counsel in connection with this Agreement and the transactions contemplated by this Agreement.  Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

Section 6.18Enforcement.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  Accordingly, each of the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which such party is entitled at law or in equity.  Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above.

COMPANY:

MONDEE HOLDINGS, LLC

By:	/s/ Prasad Gundumogula
	Name:	Prasad Gundumogula
	Title:	CEO

ADDRESS:		951 Mariners Island Blvd., Suite 130
San Mateo, CA 94404

PURCHASER:

MONDEE GROUP, LLC

By:	/s/ Prasad Gundumogula
	Name:	Prasad Gundumogula
	Title:	Managing Member

SIGNATURE PAGE TO UNIT PURCHASE AGREEMENT

BUYER:

FLY OCP LLC

By:	Origami Capital Partners, LLC, its Manager

By:	/s/ Joelle Kellam
	Name:	Joelle Kellam
	Title:	Authorized Signatory

SIGNATURE PAGE TO UNIT PURCHASE AGREEMENT

BUYERS:

NORTH HAVEN CREDIT PARTNERS II L.P.
By:	MS Credit Partners GP L.P., its General Partner
By:	MS Credit Partners II GP Inc., its General Partner

By:	/s/ William Gassman
	Name:	William Gassman
	Title:	Executive Director

SIGNATURE PAGE TO UNIT PURCHASE AGREEMENT

BUYERS:

/s/ Mike Melhem
Mike Melhem

/s/ Elias Melhem
Elias Melhem

/s/ Georgia Tsakos
Georgia Tsakos

/s/ Mike Melhem, Jr.
Mike Melhem, Jr.

/s/ Reena Sarna
Reena Sarna

SIGNATURE PAGE TO UNIT PURCHASE AGREEMENT

BUYER:

/s/ Dale Okuno
Dale Okuno

SIGNATURE PAGE TO UNIT PURCHASE AGREEMENT

EXHIBIT A

SCHEDULE OF BUYERS

[***]

ANNEX A

DEFINED TERMS

For purposes of this Agreement, the following terms when used herein shall have the respective meanings set forth below:

“Action” means any claim, demand, action, suit, inquiry, proceeding, examination, audit or investigation by or before any Governmental Authority, or any other arbitration, mediation or other proceeding.

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

“Agreement” shall have the meaning set forth in the preamble.

“Ancillary Agreements” means the Operating Agreement, the Securityholders Agreement and all other agreements required or contemplated to be delivered by any party pursuant to this Agreement.

“BBA” means the tax audit provisions of the Bipartisan Budget Act of 2015, as amended (and any reference thereto shall include any comparable provisions of state or local Tax Law).

“Buyer” shall have the meaning set forth in the preamble.

“Change” has the meaning set forth in the definition of “Material Adverse Effect”.

“Closing” shall have the meaning set forth in Section 1.2.

“Closing Date” shall have the meaning set forth in Section 1.2.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Common Units” shall have the meaning set forth in the recitals.

“Company” shall have the meaning set forth in the recitals.

“Company Intellectual Property” means all Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries

“Confidential Information” shall have the meaning set forth in Section 5.1.

“Contract” means any contract, agreement, arrangement or understanding, whether written or oral and whether express or implied.

“control,” including the terms “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, as general partner or managing member, by Contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

“Copyleft License” means any license of Open Source Software that requires, as a condition of use, modification and/or distribution of such Open Source Software, that such Open Source Software, or any Software integrated with, derived from, used, or distributed with such Open Source Software or into which such Open Source Software is incorporate: (i) be made available or distributed in source code form; (ii) be licensed for the purpose of preparing derivative works; or (iii) be redistributable at no license fee.  Copyleft Licenses include the GNU General Public License and the GNU Lesser General Public License. Copyleft Licenses include the GNU General Public License and the GNU Lesser General Public License.

“Disclosure Schedules” shall have the meaning set forth in Article II.

“Encumbrance” means any charge, claim, limitation, condition, equitable interest, mortgage, lien, option, pledge, security interest, easement, encroachment, right of first refusal, adverse claim or restriction of any kind, including any restriction on or transfer or other assignment, as security or otherwise, of or relating to use, quiet enjoyment, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Financial Statements” shall have the meaning set forth in Section 2.7(a).

“Financing Agreement” has the meaning set forth in Section 1.1.

“Fly OCP” shall have the meaning set forth in Section 4.1(c).

“GAAP” means United States generally accepted accounting principles and practices as in effect on the date hereof.

“Governmental Authority” means any United States or non-United States federal, national, supranational, state, provincial, local or similar government, governmental, regulatory or administrative authority, branch, agency or commission or any court, tribunal, or arbitral or judicial body (including any grand jury).

“Immediate Family” means, with respect to any specified Person, such Person’s spouse, parents, children, grandparents, grandchildren and siblings, including adoptive relationships and relationships through marriage, or any other relative of such Person that shares such Person’s home.

“Intellectual Property” means all intellectual property rights of any kind or nature, whether protected, created or arising under the laws of the United States or any other jurisdiction, including all of the following to the extent protected by applicable Law:  (i) trade names, trademarks and service marks (registered and unregistered), domain names, social media user names and other Internet addresses identifiers (except for IP addresses), social media addresses, logos, slogans and trade dress, including applications to register any of the foregoing, together with the goodwill symbolized by any of the foregoing (collectively, “Marks”); (ii) patents, utility models and any similar or equivalent statutory rights with respect to the protection of inventions, and all applications for any of the foregoing, together with all re-issuances, continuations, continuations-in-part, divisionals, revisions, extensions and reexaminations thereof (collectively, “Patents”); (iii) copyrights (registered and unregistered) and applications for registration (collectively, “Copyrights”); (iv) trade secrets, know-how, inventions, methods, processes and processing instructions, technical data, specifications, research and development information, technology, product roadmaps, customer lists and any other information, in each case to the extent any of the foregoing derives economic value (actual or potential) from not being generally known to other persons who can obtain economic value from its disclosure or use, excluding any Copyrights or Patents that may cover or protect any of the foregoing (collectively, “Trade Secrets”); (v) rights in databases (including sui generis database rights) and Software; (vi) rights in designs; and (vii) moral rights, publicity rights, rights in IP addresses and any other proprietary or intellectual property rights of any kind or nature.

“Interim Financial Statements” shall have the meaning set forth in Section 2.7(a).

“IT Systems” has the meaning set forth in Section 2.12(e).

“Knowledge” means the actual knowledge of Prasad Gundumogula; provided, that with respect to the representations and warranties set forth in Section 2.7 (Financial Statements; No Undisclosed Liabilities); Section 2.8 (Absence of Certain Changes or Events); Section 2.9 (Compliance with Law; Permits), Section 2.10 (Litigation) and Section 2.11 (Labor and Employment Matters) “Knowledge,” means the actual knowledge of Prasad Gundumogula after due inquiry of the Company’s Chief Financial Officer, the Chief Technology Officer and the Chief Commercial Officer; provided, further, that with respect to the representations and warranties set forth in Section 2.12 (Intellectual Property) “Knowledge,” means the actual knowledge of Prasad Gundumogula after due inquiry of the Company’s Chief Technology Officer; provided, further, that with respect to the representations and warranties set forth in Section 2.13 (Taxes) “Knowledge,” means the actual knowledge of Prasad Gundumogula after due inquiry of the Company’s Chief Financial Officer; provided, further, that with respect to the representations and warranties set forth in Section 2.14 (Material Contracts) and Section 2.16 (Material Partners), “Knowledge,” means the actual knowledge of Prasad Gundumogula after due inquiry of the Company’s Chief Financial Officer and Chief Commercial Officer.

“Law” means any statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or order of any Governmental Authority.

“Losses” or “Loss” has the meaning set forth in Section 6.2(a).

“Material Adverse Effect” means any event, change, circumstance, occurrence, effect, result or state of facts (“Change”) that, individually or in the aggregate, is or would reasonably be expected to (i) be materially adverse to the business, assets, liabilities, condition (financial or otherwise), results of operations or prospects of the Company and its Subsidiaries, taken as a whole, except to the extent any Change results from (A) changes in global, national or regional political or social conditions, including the outbreak of war or acts of terrorism, or other international or national calamity or pandemic (including COVID-19), (B) changes in general economic, business, regulatory, political or market conditions on national or global financial markets, (C) changes in the industry that do not disproportionately affect the Company and/or any of its Subsidiaries, or (D) the failure of the Company to meet internal forecasts or projections, or (ii) materially impair the ability of the Company to consummate, or prevent or materially delay, any of the transactions contemplated by this Agreement or the Ancillary Agreements.

“Material Contracts” shall have the meaning set forth in Section 2.14.

“Material Partner” means (i) each of the top 25 airlines (based on revenues generated from sales of such airlines’ tickets) for the 12 months ended February 29, 2020, (ii) each of the top 25 travel agencies (based on revenues generated from sales of tickets by such travel agencies) for the 12 months ended February 29, 2020, (iii) American Express and (iv) each of the Company’s three Global Distribution Systems partners: (A) Amadeus, (B) Sabre and (C) Travelport.

“Mondee Group” has the meaning set forth in Section 2.15.

“Open Source Software” means any Software that is distributed as, or that contains, or is derived in any manner (in whole or in part) from, any “free software,” “open source software” or under similar licensing or distribution terms (including but not limited to the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), the Sun Industry Standards License (SISL), the Apache License and any license identified as an open source license by the Open Source Initiative (www.opensource.org)).  Without limiting the generality of the foregoing, “Open Source Software” includes any Software that requires as a condition of use, modification and/or distribution of such Software that other Software distributed with such Software (i) be disclosed or distributed in source code form, (ii) be licensed for the purpose of making derivative works, (iii) be redistributable at no charge or (iv) grants to any third party any rights to or immunities under Intellectual Property of the distributing party.

“Operating Agreement” means that certain Amended and Restated Limited Liability Company Agreement of the Company, dated as of the date hereof, by and among the Company and the unitholders of the Company, as amended.

“Permits” shall have the meaning set forth in Section 2.9(b).

“Permitted Encumbrances” means than (a) liens for Taxes not yet past due and for which adequate reserves have been established in accordance with GAAP, (b) mechanics’, workmen’s, repairmen’s, warehousemen’s and carriers’ liens arising in the ordinary course of business of the Company or such Subsidiary consistent with past practice and (c) any such matters of record, Encumbrances and other imperfections of title that do not, individually or in the aggregate, materially impair the continued ownership, use and operation of the assets to which they relate in the business of the Company and its Subsidiaries as currently conducted.

“Person” means an individual, corporation, partnership, limited liability company, limited liability partnership, syndicate, person, trust, association, organization or other entity, including any Governmental Authority, and including any successor, by merger or otherwise, of any of the foregoing.

“Preferred Unit” shall have the meaning set forth in the recitals.

“Privacy Laws” has the meaning set forth in Section 2.12(i).

“Registration Rights Agreement” means that certain Amended and Restated Registration Agreement, dated as of December 6, 2019, by and among the Company and certain unitholders of the Company.

“Related Party,” with respect to any specified Person, means:  (i) any Affiliate of such specified Person, or any director, executive officer, general partner or managing member of such Affiliate; (ii) any Person who serves or within the past five years has served as a director, executive officer, partner, member or in a similar capacity of such specified Person; (iii) any Immediate Family member of a Person described in clause (ii); or (iv) any other Person who holds, individually or together with any Affiliate of such other Person and any member(s) of such Person’s Immediate Family, more than 5% of the outstanding equity or ownership interests of such specified Person.

“Representatives” means, with respect to any Person, the officers, directors, principals, employees, agents, auditors, advisors, bankers and other representatives of such Person.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder by the SEC.

“Securityholders Agreement” means that certain Amended and Restated Securityholders Agreement, dated as of the date hereof, by and among the Company and certain unitholders of the Company.

“Seller Support Agreement” shall have the meaning set forth in Section 4.1(c).

“Software” means any and all (a) computer programs, software and firmware, including any and all software implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form; (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise; (c) descriptions, flow charts and other work products used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons; and (d) all documentation including user manuals and other training documentation relating to any of the foregoing.

“Subsidiary” means, with respect to any Person, any other Person controlled by such first Person, directly or indirectly, through one or more intermediaries.

“Tax” (including “Taxes”) means all net income, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, social security, excise, severance, stamp, occupation, premium, property, windfall profits, escheat or other taxes and any customs duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, and any liability for any of the foregoing whether as a result of Law, Contract or otherwise.

“Tax Returns” means any and all returns, reports and forms (including elections, declarations, amendments, claims for refund, schedules, information returns or attachments thereto) filed or required to be filed with a Governmental Authority with respect to Taxes.

“TCW Waiver” shall have the meaning set forth in Section 4.1(d).

“Units” has the meaning set forth in the recitals.